Exhibit 3.3

Delaware

The First State	Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BITWISE 10 CRYPTO INDEX FUND”, CHANGING ITS NAME FROM “BITWISE 10 CRYPTO INDEX FUND” TO “BITWISE 10 CRYPTO INDEX ETF”, FILED IN THIS OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2025, AT 10:15 O’CLOCK A.M.

6547854 8100
SR# 20254737133	Authentication: 205484713
Date: 12-03-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:15 AM 12/03/2025 FILED 10:15 AM 12/03/2025 SR 20254737133 - File Number 6547854

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

BITWISE 10 CRYPTO INDEX FUND

This Certificate of Amendment to the Certificate of Trust of Bitwise 10 Crypto Index Fund (the statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq “Trust”) is being duly executed and filed to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust amended hereby is Bitwise 10 Crypto Index Fund.

2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Bitwise 10 Crypto Index ETF.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:	/s/ James Grier
	Name:	James Grier
	Title:	Vice President